Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094

For Immediate Release

Board of Directors of Webco Industries, Inc. Increases Fractional Share Price to Be Paid in Proposed Split Transaction

       Tulsa, Oklahoma - June 29, 2004 - Webco Industries, Inc. (AMEX: WEB) today announced that a Special Committee of its Board of Directors and its full Board of Directors had unanimously approved an increase in the price proposed to be paid for fractional shares acquired as a result of the planned reverse split and subsequent forward split of Webco’s common stock.  The new price proposed to be paid for fractional shares will be $6.50 per pre-split share, increased from the previously determined price of $4.75 per pre-split share.  The Board also determined that the proposed reverse/forward stock split would involve, at the discretion of the Board, one of four, instead of the previously announced five, alternative reverse/forward stock splits (each with a net effect of a one-for-ten reverse stock split) as follows: a reverse one-for-200 stock split followed immediately by a forward 20-for-one stock split of the common stock; a reverse one-for-500 stock split followed immediately by a forward 50-for-one stock split of the common stock; a reverse one-for-800 stock split followed immediately by a forward 80-for-one stock split of the common stock; and a reverse one-for-1,000 stock split followed immediately by a forward 100-for-one stock split of the common stock.  Stockholders whose shares are converted into less than one share in the reverse split because they have fewer than the reverse split ratio at the effective time of the reverse split will receive a cash payment from Webco of $6.50 for each share of common stock that they held immediately prior to the reverse stock split.  Stockholders who own more than one share after the reverse stock split will receive one share for every 10 shares that they owned immediately prior to the reverse stock split and, for each fractional share that they would hold as a result of the forward stock split, they will receive a cash payment of $6.50 per pre-reverse split share in lieu of the fractional share.  The reverse/forward stock split is subject to the approval of Webco’s stockholders.  The Board will also have the discretion if and when to effect the transaction and reserves the right to abandon the transaction even if it is approved by Webco’s stockholders.

       If the reverse/forward split is effected, Webco would likely have fewer than 300 stockholders of record.  If that is the case, Webco would deregister its common stock under the Securities Exchange Act of 1934, Webco’s common stock would no longer be traded on the American Stock Exchange, and Webco would cease filing periodic reports with the Securities and Exchange Commission.

      Although Webco’s shares no longer will be quoted on the American Stock Exchange, Webco expects that its common stock will be quoted on the Pink Sheets. The Pink Sheets is a provider of pricing and financial information for the over-the-counter (OTC) securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

      No assurance can be given that any transaction will take place on these or any other terms or that the Company’s stock will be quoted and traded on the Pink Sheets.

      F. William Weber, Webco’s Chairman and Chief Executive Officer, commented, “As previously reported, Webco has been experiencing record revenues and earnings as a result of current market conditions affecting tubing manufacturers.  Based in part on these results, updated financial projections and recent trading prices for Webco’s stock the Special Committee and the full Board determined to increase the price to be paid for cashed out shares to $6.50 per share.”

      Webco is a manufacturer and value-added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications.  Webco’s tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods, including heat exchangers, boilers, automobiles and trucks and home appliances.  Webco’s long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology.  Webco has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois and Michigan, serving more than 1,000 customers throughout North America.

      Forward-looking statements.  Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words “anticipates,” ”appears,” “believes,” expects,” “hopes,” “plans,” “should,” “would” or similar words constitute “forward-looking statements”.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Webco, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein.  Those risks include, but are not limited to those described under Part I, Item I: “Forward-Looking Statements” in Webco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004.

      Important Legal Information: Investors and holders of Webco common stock are urged to read the proxy statement (which will contain a list of the names, affiliations and interests of participants in the solicitation of proxies) regarding the proposed transaction when it becomes available, because it will contain important information.  The proxy statment will be filed with the U.S. Securities and Exchange Commission by Webco, and investors and holders of Webco common stock may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Webco, at the SEC's website at www.sec.gov.  The proxy statement and other documents filed by Webco may also be obtained free by directing a request to Webco at Webco Industries, Inc., c/o Investor Relations, 9101 West 21st Street, P.O. Box 100, Sand Springs, Oklahoma 74063, telephone number (918) 241-1094.